EXHIBIT 10.21

AMENDMENT TO MGM MIRAGE RESTRICTED STOCK UNITS

AGREEMENT

This Amendment (this “Amendment”) is made and entered into as of June 30, 2011, between Corey Sanders (the “Employee”) and MGM Resorts International (formerly MGM MIRAGE), a Delaware corporation (the “Company”).

WHEREAS, on October 6, 2008 the Company granted Restricted Stock Units (as defined in the RSU Agreement (as defined below)) to the Employee under the Company’s Amended and Restated 2005 Omnibus Incentive Plan (the “Incentive Plan”) and a Restricted Stock Units Agreement (the “RSU Agreement”);

WHEREAS, on the date of grant of the Restricted Stock Units, the Employee had previously entered into that certain Employment Agreement entered into as of January 3, 2006, by and between MGM Grand Resorts, LLC and the Employee (the “Employment Agreement”);

WHEREAS, the Company has determined that the RSU Agreement did not reflect the Company’s intent with respect to the treatment of Restricted Stock Units upon certain terminations of employment of the Employee; and

WHEREAS, the Company and the Employee desire to modify the terms of the Restricted Stock Units by amending the RSU Agreement;

NOW THEREFORE, the Company hereby amends the RSU Agreement as follows:

1. A new Section shall be added to the RSU Agreement as the last Section appearing prior to the signature page of the RSU Agreement which shall read as follows:

“Other Vesting. Notwithstanding anything to the contrary contained in this Agreement, the Employment Agreement entered into as of January 3, 2006, by and between MGM Grand Resorts, LLC and the Participant (the “Employment Agreement”) or otherwise:

A. if the Participant’s employment agreement with the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) in effect as of the applicable date of determination (the “Current Employment Agreement”) is terminated by the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) during the Specified Term (as such term (or, if no such term is used, any similar term) is defined in the Current Employment Agreement) for Employer’s No Cause (within the meaning of the Employment Agreement), the Restricted Stock Units shall continue to vest in accordance with the vesting schedule set forth in subsections A though D of Section 3.1 of this Agreement during the shorter of twelve (12) months from the date the Participant is placed in an inactive status or the remaining period of the Specified Term (as such term (or, if no such term is used, any similar term)

is defined in the Current Employment Agreement), in each case, if the Participant remains in inactive status for such period and, for the avoidance of doubt, any Restricted Stock Units that become vested in accordance with this section will be paid to the Participant within 30 days following the vesting dates set forth in Section 3.1, subject to any provision of this Agreement which may delay such payment pursuant to the requirements of Code Section 409A.

B. if the Current Employment Agreement is terminated on or prior to the first anniversary of a Change of Control (as such term (or, if no such term is used, any similar term) is defined in the Employment Agreement) which is also a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” (as defined in Code Section 409A): (i) by the Company or any of its affiliates (including, without limitation, any Parent or Subsidiary) (x) as a result of the Participant’s death or Disability (as such term (or, if no such term is used, any similar term) is defined in the Employment Agreement) or (y) for Employer’s No Cause (within the meaning of the Employment Agreement) or (ii) by the Participant for Employee’s Good Cause (as such term (or, if no such term is used, any similar term) is defined in the Employment Agreement), the Restricted Stock Units which would have vested (but for such termination) in accordance with the vesting schedule set forth in subsections A though D of Section 3.1 of this Agreement during the shorter of twelve (12) months after the date of termination or the remainder of the Specified Term (as such term (or, if no such term is used, any similar term) is defined in the Current Employment Agreement) shall immediately vest and, for the avoidance of doubt, any Restricted Stock Units that become vested in accordance with this section will be paid to the Participant within 30 days following the date the Restricted Stock Units vest; provided, that if at the time of separation of service the Participant is a “specified employee” under Code Section 409A and payment would be treated as a payment made on separation of service, then if required to avoid the taxes imposed by Code Section 409A payment will be delayed by six months. Any payment hereunder due within such six-month period will be delayed and paid within 10 days following the beginning of the seventh month following the Participant’s separation from service. If the Participant dies during the six-month period, payment will be made within 30 days of the date of the Participant’s death.”

2. Except as specifically amended hereby, the RSU Agreement shall remain in full force and effect as originally executed.

3. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Amendment to MGM Mirage Restricted Stock Units Agreement is hereby executed in Las Vegas, Nevada to be effective as of the date set forth above.

MGM RESORTS INTERNATIONAL

By:	/s/ John M. McManus
	Name:	John M. McManus
	Title:	Executive Vice President, General Counsel & Secretary

AMENDMENT TO COREY SANDERS RSUS AGREEMENT COVERING OCTOBER 6, 2008 RSUS GRANT

IN WITNESS WHEREOF, this Amendment to MGM Mirage Restricted Stock Units Agreement is hereby executed in Las Vegas, Nevada to be effective as of the date set forth above.

/s/ Corey Sanders
Corey Sanders

AMENDMENT TO COREY SANDERS RSUS AGREEMENT COVERING OCTOBER 6, 2008 RSUS GRANT